Exhibit 10.3

Guerrilla RF 2000 Pisgah Church Rd Greensboro, NC 27455 December 3, 2024

Dear Mike John-Willliams,

It is our pleasure to confirm our offer of employment to you as Chief Financial Officer at Guerrilla RF. In this position, you will report directly to Ryan Pratt, CEO with a start date of January 6, 2025.

Your salary will be $315,000 per year with paychecks issued bi-weekly. You will be eligible for a performance based bonus of 48% of your base salary paid out in 1st quarter 2026. You will receive $75,000 in RSU Stock Options that will vest over 4 years, plus an additional $15,000 sign on bonus to be paid with your first paycheck. You will have $55,000 in relocation assistance, in addition the company will pay for 2-3 family house hunting trips to visit the area. The company will pay for housing and travel during interim period expected end of June 2025. You will be evaluated for additional stock option grants in the next year. In addition to milestone adjustments, you will receive consideration on your hiring date anniversary for normal pay cycle salary increases.

You will be eligible for medical, dental, vision, disability, and basic life insurance benefits beginning on your first day of employment, most of which are available to employees for little to no cost. 401K contributions will be in the first paycheck of the following month that you begin work. Guerrilla RF offers a generous Paid Time-Off (PTO) policy with quarterly company holidays/shutdowns.

To confirm your acceptance of this offer of employment, please sign below and return by December 4, 2024. You may scan or email your signed offer letter to mrumbley@guerrilla-rf.com.

This job offer is contingent upon the completion of a satisfactory background check, including:

criminal history check

education verification

credit check

Signature	Date

Mike John-Willliams

November 26, 2024

Sincerely,

Melissa Rumbley, HR Department

**Please note that Guerrilla RF is an at-will employer, meaning that either the company or any employee may terminate the employer-employee relationship at any time, for any reason. **